                SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                                    RATIOS OF EARNINGS TO FIXED CHARGES

                                          (Thousands of Dollars)

                                                          Year Ended December 31,
                                      ----------------------------------------------------------
                                        2000          2001         2002        2003       2004
                                      ----------   ----------  ----------  ----------- ---------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense(1) $  (2,478,036)  $4,850,848  $2,473,121  $1,727,267  $1,767,449
Add:
  Rentals (2)                             2,905        2,128       1,240         638         776
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power (3)           1,699        1,659       1,616       1,568       1,515
  Amortization of previously
      capitalized fixed charges           1,390        1,083       1,440       1,638       1,405
                                    ------------   ----------  ----------  ----------  ---------
Total earnings before income
  taxes and fixed charges (A)     $  (2,472,042)  $4,855,718  $2,477,417   $1,731,111 $1,771,145
                                  =============   ==========  ==========   ========== ==========

FIXED CHARGES:
  Interest and amortization       $     571,760   $  784,858  $  584,442   $ 451,792  $  399,169
  Rentals (2)                             2,905        2,128       1,240         638         776
  Capitalized fixed charges -
      nuclear fuel (4)                    1,538          756         520          97         839
  Allocable portion of interest
      on long-term contracts for
      the purchase of power (3)           1,699        1,659       1,616       1,568       1,515
                                    ------------   ----------  ----------  ----------  ---------
Total fixed charges (B)           $     577,902   $  789,401  $  587,818   $ 454,095  $  402,299
                                    ============  ==========  ==========   =========  ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):               (4.28)(6)      6.15        4.21        3.81       4.40
                                    ============  ==========  ==========    ========  ==========

                                        6 Months          6 Months         12 Months
                                          Ended             Ended           Ended
                                     June 30, 2004     June 30, 2005     June 30, 2005
                                     -------------     -------------     -------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense(1)       $771,217       $620,204           $1,604,464

Add:
  Rentals (2)                                342            557                  986
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power (3)              775            736                1,487
  Amortization of previously
      capitalized fixed charges              716            770                1,459
                                         --------      --------           ----------
Total earnings before income
  taxes and fixed charges (A)           $773,050       $622,267           $1,608,396
                                        ========       ========           ==========

FIXED CHARGES:
  Interest and amortization             $198,910       $194,826           $  383,112
  Rentals (2)                                342            557                  986
  Capitalized fixed charges -
      nuclear fuel (4)                       349            209                  699
  Allocable portion of interest
      on long-term contracts for
      the purchase of power (3)              775            736                1,487
                                        --------       --------           ----------
Total fixed charges (B)                 $200,376       $196,328           $  386,284
                                        ========       ========           ==========

RATIO OF EARNINGS TO                        3.86           3.17                 4.16
  FIXED CHARGES (A) / (B):              ========      =========           ==========

(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.

(2)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.

(3)   Allocable portion of interest included in annual minimum debt service requirement of supplier.

(4)   Includes fixed charges associated with Nuclear Fuel.

(5)   Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,049,944,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.